Exhibit 10.26

August 18, 2010
To: Todd Gebhart
McAfee, Inc. Special Bonus Program
We are pleased to provide you with the potential to earn certain bonus opportunities under the McAfee, Inc. Special Bonus Program, which is an incentive and retention program for selected McAfee leaders. We are offering you the opportunity to earn the bonuses described in this letter agreement because we recognize that you are critical to the success of McAfee’s future business operations and you have the potential to make a significant impact on McAfee’s future growth.
1. Time-Based Retention Bonuses:
     A. First Retention Bonus. If you are an active employee (including on a statutory or approved leave of absence) of Intel Corporation or any of its subsidiaries (“the Intel group”) on July 31, 2012 (the “First Retention Date”), you will receive a retention bonus in the amount of US$175,000 (the “First Retention Bonus”). If your employment is terminated without “cause” prior to the First Retention Date, you will be entitled to receive a pro-rated amount of your First Retention Bonus, subject to your compliance with Section 1(C) below. The pro-rated amount will be determined by multiplying your First Retention Bonus amount by a fraction with the numerator equal to the number of days that have elapsed since the closing of Intel’s purchase of McAfee by merger of McAfee with a subsidiary of Intel (the “Closing”) and the denominator equal to the number of days between, and inclusive of, the Closing and July 31, 2012. If your employment is terminated for “cause” or you voluntarily terminate your employment prior to the First Retention Date, you will not receive any portion of the First Retention Bonus, even if you are rehired.
     For the purpose of this letter, “cause” shall have the meaning of such term as currently set forth in the Change of Control Retention Plan previously adopted by McAfee effective as of December 18, 2008 and renewed in February 2010 (the “Plan”).
     B. Second Retention Bonus. In addition, if you are an active employee (including on a statutory or approved leave of absence) of the Intel group on July 31, 2013 (the “Second Retention Date”), you will receive a second retention bonus in the amount of US$175,000 (the “Second Retention Bonus”). If your employment is terminated without “cause” after the First Retention Date and prior to the Second Retention Date, you will be entitled to receive a pro-rated amount of your Second Retention Bonus. The pro-rated amount will be determined by multiplying your Second Retention Bonus amount by a fraction with the numerator equal to the number of days that have elapsed since the First Retention Date and the denominator equal to 365. If your employment is terminated for “cause” or you voluntarily terminate your employment prior to the Second Retention Date, you will not receive any portion of the Second Retention Bonus, even if you are rehired.
     C. Release. If your employment is terminated without “cause” prior to the First Retention Date or the Second Retention Date, as applicable, payment of the pro-rated portion of the First Retention Bonus or the Second Retention Bonus, as determined above, shall be subject to you signing and not revoking the release of claims attached as Exhibit B to the Plan (the “Release”) and provided that such Release is effective within sixty (60) days following your termination of employment. Payment of the pro-rated portion of the First Retention Bonus or the Second Retention Bonus, as applicable, shall be made within seven (7) calendar days after the effective date of the Release. In the event the termination occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which your termination occurs, any portion of the First Retention Bonus or the Second Retention Bonus, as applicable, that would be considered Deferred Compensation Separation Benefits (as defined in Section 5 of the Plan) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by Section 5 of the Plan.
2. Performance Incentive Bonuses:
     A. First Incentive Bonus. In addition, if you are an active employee (including on a statutory or approved leave of absence) of the Intel group on December 31, 2011 (the “First Incentive Date”), you will be eligible to receive an incentive bonus, the maximum amount of which will be US$262,500 (the “First Incentive Bonus”). The actual amount of the First Incentive Bonus paid shall be based on the extent to which the performance metrics set forth on Exhibit A, attached hereto, have been achieved for the 2011 calendar year, as determined by the Senior Vice President and General Manager of the Software and Services Group of Intel, in his or her sole discretion. Notwithstanding the foregoing, if your employment is terminated without “cause” prior to the First Incentive Date, you will be entitled to receive a pro-rated amount of the First Incentive Bonus, provided that you timely execute and do not revoke a Release in accordance with Section 2(C) below. The pro-rated amount will be determined by multiplying (i) the product of the First Incentive Bonus amount and a fraction with the numerator equal to the number of days that have elapsed since January 1, 2011, and the denominator equal to 365 by (ii) the extent to which the performance metrics set forth on Exhibit A, attached hereto, are achieved for the 2011 calendar year, as determined by the Senior Vice President and General Manager of the Software and Services Group of Intel, in his or her sole discretion.

     If your employment is terminated for “cause” or you voluntarily terminate your employment prior to the First Incentive Date, you will not receive any portion of the First Incentive Bonus, even if you are rehired.
     B. Second Incentive Bonus. In addition, if you are an active employee (including on a statutory or approved leave of absence) of the Intel group as of January 1, 2012 and remain so through December 31, 2012, you will be eligible to receive an incentive bonus, the maximum amount of which will be US$262,500 (the “Second Incentive Bonus). The actual amount of the Second Incentive Bonus paid shall be based on the extent to which the performance metrics set forth on Exhibit A, attached hereto, have been achieved for the 2012 calendar year, as determined by the Senior Vice President and General Manager of the Software and Services Group of Intel, in his or her sole discretion. Notwithstanding the foregoing, if your employment is terminated without “cause” after the First Incentive Date and prior to the Second Incentive Date, you will be entitled to receive a pro-rated amount of the Second Incentive Bonus, provided that you timely execute and do not revoke a Release in accordance with Section 2(C) below. The pro-rated amount will be determined by multiplying (i) the product of the Second Incentive Bonus amount and a fraction with the numerator equal to the number of days that have elapsed since January 1, 2012, and the denominator equal to 365 by (ii) the extent to which the performance metrics set forth on Exhibit A, attached hereto, are achieved for the 2012 calendar year, as determined by the Senior Vice President and General Manager of the Software and Services Group of Intel, in his or her sole discretion.
     If your employment is terminated for “cause” or you voluntarily terminate your employment prior to the Second Incentive Date, you will not receive any portion of the Second Incentive Bonus, even if you are rehired
     C. Release. If your employment is terminated without “cause” prior to the First Incentive Date or the Second Incentive Date, as applicable, payment of the pro-rated portion of the First Incentive Bonus or the Second Incentive Bonus, as applicable, determined in accordance with Section 2(A) or 2(B), respectively, shall be subject to you signing and not revoking the Release and provided that such Release is effective within sixty (60) days following your termination of employment. Subject to Section 5 of the Plan, payment of the pro-rated portion of the First Incentive Bonus or the Second Incentive Bonus, as applicable, shall be made within seven (7) calendar days after the effective date of the Release or, if later, following the date achievement is determined in accordance with Section 2(A) or 2(B) above, as applicable.
3. Payment of Bonuses
    Each of the bonuses described above will be paid:
•	in a lump sum,

•	in your regular payroll currency,

•	according to the Intel group’s standard payroll practices,

•	subject to tax withholding and other applicable deductions,

•	upon a regularly scheduled payroll date,

•	except as otherwise provided in Section 1(C) above, with respect to the retention bonuses, within thirty (30) days following the First Retention Date or the Second Retention Date, as applicable, and

•	except as otherwise provided in Section 2(C) above, with respect to the incentive bonuses, within sixty (60) days following the First Incentive Date or the Second Incentive Date, as applicable
4. Change of Control Retention Plan
     Pursuant to the terms of the Plan, McAfee and you have entered into a Participation Agreement under the Plan. The Plan and your Participation Agreement shall continue to be in full force and effect, including with respect to the conversion to time-based vesting of McAfee Stock Options, McAfee RSUs and McAfee PSUs that vest on the basis of performance as described in Section 4(C) of the Plan, until the Plan expires in accordance with Section 9.A(1) of the Plan, except that you, McAfee and Intel agree that, other than your McAfee Stock Options, McAfee RSUs and McAfee PSUs that were granted prior to the date the Merger Agreement was signed (August 18, 2010) and are assumed by Intel pursuant to the Merger Agreement, no stock option, restricted stock units, performance stock units or other equity incentive awards granted to you by McAfee or Intel shall be subject to the accelerated vesting provisions of the Plan and your Participation Agreement.
     You further agree and acknowledge that the Plan and your Participation Agreement permanently superseded in its entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of you and McAfee, including specifically any severance payment provisions of any offer letter or similar arrangement entered into between you and McAfee. After the expiration of the Plan, you will be eligible for severance benefits only in accordance with McAfee’s then established plans; provided, however, that any such severance benefits will be paid or provided at the same time and in the same form as similar severance benefits would be paid or provided under the Plan.
5. Miscellaneous
    This letter agreement will be effective as of the Closing. Consequently, if the Closing does not occur, this letter agreement will have no further force or effect.
     Please note that your employment with McAfee (and following the Closing, with the Intel group) is and shall continue to be “at-will” and may be terminated at any time, with or without “cause”, by either you, McAfee, and, following the Closing, Intel. This letter agreement does not constitute an express or implied promise of continued employment with McAfee or, following the Closing, the Intel group, for any period and does not alter your “at-will” employment status. Except as otherwise provided herein with respect to the retention and incentive bonuses, this letter agreement further does not constitute an express or implied promise with respect to compensation and benefits and McAfee (and, following the Closing, Intel) reserves the right to modify compensation and benefits at any time, with or without “cause”. You retain any rights under the Plan as modified herein.
     The terms of this letter agreement cannot be modified except in a written document signed by duly authorized officers of McAfee and Intel and you. If you agree to the terms of this letter agreement, please sign below and return this letter to David G. DeWalt at McAfee, with a copy to Renee J. James at Intel. The terms of this letter agreement will expire if the letter agreement is not accepted, signed and returned by August 19, 2010. You may not assign your rights under this letter agreement to any other party (whether by operation of law or otherwise).
     This letter agreement will be governed by and construed in accordance with the laws of the State of California (with the exception of its conflict of laws provisions).
Thank you in advance for your continued service to McAfee.

/s/ Renee James	Date: August 18, 2010

INTEL CORPORATION

By: RENEE J. JAMES

/s/ David DeWalt MCAFEE, INC.	Date: August 18, 2010
By: DAVID G. DEWALT
* * * * *
I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND AND THAT I AGREE TO EACH AND EVERY CLAUSE OF THE PRESENT DOCUMENT, AND THAT I AM FULLY SATISFIED.
Agreed and Accepted:

/s/ Todd Gebhart TODD GEBHART	Date: August 23, 2010